Exhibit 10.7

PASSENGER GENERAL SALES

AGENCY AGREEMENT

IN

[   ] Territory

CAMBODIA AIRWAYS CO., LTD

AND

[agency company]

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CAMBODIA AIRWAYS CO., LTD

Address: No.2, Russian Federation Blv, Sangkat KaKab, Khan Por Senchey, Phnom Penh, Cambodia.
(Hereinafter referred as “KR”)

[agency company]

[address]

[telephone]

An Agreement made on [date] between CAMBODIA AIRWAYS CO., LTD and [agency company]

Article 1

Appointment of General Sales Agency

The Principal herby appoints [agency company]as its Passenger General Sales Agent (GSA) in the territory of Thailand (hereafter referred to as the ‘Territory’) for the promotion and sales of passenger transportation and principal’s documents to the extent of and in accordance with the terms and conditions contained in this Agreement.

The GSA accepts its appointment on the terms set forth in this agreement as well as in the schedule and Annexes thereto, which form an integral part of the same.

The rights of the GSA to represent KR are limited to those granted by this agreement. The GSA shall not subsequently become General Sales Agent for any other competing airline unless written consent of KR is obtained. As a rule, KR will not consent to the additional appointment of direct competitors.

Article 2

Validity/ Termination

This Agreement Commencement Date started on [date] to [date] for [duration] and thereafter automatically terminate unless specifically agreed to extend on terms and conditions as agreed to in writing and signed by both parties. Notwithstanding the specified duration of 12 months, this Agreement is at all times subject to the further clauses referring to termination, force majeure and breach.

Notwithstanding anything to the contrary contained in this Agreement either Party may terminate this Agreement without incurring any liability by giving to the other party three (3) months written notice by registered letter or by personal hand over against written receipt of the GSA and Principal.

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If either party should at any time fail in observing or performing any of the terms and conditions stated in this agreement or should become bankrupt or arrange with its creditors or go into liquidation or suffer any of its goods to be taken into execution, this agreement may immediately be cancelled by the other party.

After termination of this agreement each party shall duly fulfill the obligations which may have occurred prior to such termination.

After termination of this agreement the GSA shall return to KR any documents or property belonging to the Principal. A final account shall be rendered by the GSA to the Principal. Upon acceptance of such final account by KR and after due settlement thereof neither party shall have any obligation towards the other party resulting from this Agreement.

Article 3

Duties and obligations of GSA

The GSA shall fulfill all obligations including the safeguarding of KR’s interests in the terms and conditions of this agreement, comprising assistance to KR customers and shall perform all the services and duties listed below:

a)	efficient soliciting and promoting traffic for the services of KR and employing the staff competent and sufficient to do so;

b)	prominent display and distribution of Principal’s timetables and promotional material to sales agents, interline partners, OTA’s commercial accounts and the general public in the Territory;

c)	undertaking of special publicity and promotional campaigns when so requested by the Principal (see also Article 7) and in line with its requirements and instructions;

d)	servicing and supervising of sales agents and- where requested by the Principal- servicing interline partners and governmental bodies;

e)	protection and safeguarding of the reputation of the brand of the Principal in line with the Principal’s instructions;

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f)	issuance in accordance with respective IATA rules, Principal’s written instructions and the provisions of Article 6 hereof, of all KR documents as appropriate, in connection with all sales made on behalf of the Principal;

g)	advice to passengers concerning passport, health, currency, immigration; baggage allowances and other regulations in force in countries to and through which they are to travel and ensuring as far as practicable that such regulations are observed by passengers;

h)	advice and recommendations for the appointments by the Principal of Passenger Sales Agents in the Territory;

i)	supervision of instruction to and settlement of accounts with Sales Agents appointed by the Principal in the Territory and designated by the Principal to act under the responsibility of the GSA;

j)	undertake other promotional activities in the territory as required by the Principal;

k)	immediate notification to the Principal of any failure by such Sales Agents to report and remit sales made by the Sales Agents on the services of the Principal in accordance with the time limits laid down and advised by the Principal.

l)	Undertake to keep full and proper records and accounts of its business activities for KR.

m)	Report to the Principal in written of all actions taken in the market and on any new facts or challenge in the Territory twice on monthly basis.

n)	Propose the sale strategies base on market trend and demand on territory of Thailand to support principal on the sale generating performance BKK-PNH particularly.

o)	As a support, contact point HQ Management Leader, Staff, on duty travel such as business Trip arrangement in BKK for any business-relating basis.

p)	Assist Principal with the application include but not limited to landing permit, slot time and any other approval in Thailand.

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Article 4

Principal’s right of direct approach to other sales intermediaries

Without prejudice to the provisions of Article 2 hereof, the Principal reserves the right to station its own representative(s) in the territory of the GSA. In addition, to have performed any activities it may deem desirable, including the sales of transportation and handling reservations. The GSA shall give to the Principal all possible assistance.

Article 5

Sale of transportation

All passenger transportation sold by the GSA under the terms of this Agreement shall be sold subject to IATA Resolutions, the General Conditions of Carriage of the Principal, as amended from time to time and advised to the GSA, applicable to such transportation and to the rules, regulation, ADM policy and instructions by the Principal governing the sale and use of such transportation in force;

1.	No transportation shall be sold directly or indirectly at a fare higher or less than the fare either published in the current tariff of the Principal or advised to the GSA by the Principal by any other means;

2.	The GSA is responsible for the collection of the correct passenger fares, applicable taxes and charges;

3.	The GSA shall account to the Principal for all amounts received by the GSA for the sales of transportation on the services and documents of the Principal, including those made by Passenger Sales Agents in the Territory.

Article 6

Costs of special publicity

The costs of special publicity undertaken at the Principal’s request and instructions and in accordance with Article 3 (d) hereof shall be subject to prior approval of the Principal and shall be reimbursed by the Principal.

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Article 7

Traffic documents

All KR documents required by the GSA in connection with the sales of transportation herein shall be supplied by the Principal, provided always that:

1.	such documents shall remain the property of the Principal;

2.	the GSA shall at all reasonable times permit any authorized official of the Principal to inspect and check the stock of such documents held by the GSA;

3.	the GSA shall be responsible on the termination of this Agreement, for the return to the Principal, within a reasonable period, of all the Principal’s Traffic Documents held by the GSA or supplied by the Principal to the GSA and held by appointed Passenger Sales Agents in the Territory, and for accounting for any documents which may be found subsequently, to be unreturned or unreported;

4.	The GSA shall safeguard such documents against theft at all times they are in the GSA’s custody. The GSA shall be responsible for the custody care and proper use of such documents and for the loss or damage sustained by the principal arising from any theft, misappropriation, loss or improper use thereof.

Article 8

Accounting and settlement

The GSA shall submit to the Principal statements of sales and disbursements made on behalf of the Principal under this Agreement according to the provisions set down in the Annex B.

The statement shall be in the format provided by the Principal, at the time this Agreement is executed and subject to the terms and conditions advised by the Principal and agreed by the GSA, provided that the format, terms and conditions may be subsequently amended from time to time with the concurrence of the parties.

For sales by appointed IATA agents through BSP, the IATA BSP rules apply.

The Principal will decide upon appointment of IATA accredited agents for issuance via BSP, for which advice of the GSA may be requested or when so instructed by the Principal, ticketing authorization of the agencies shall be granted by the GSA via BSP link in accordance with company’s policy.

The Principal shall provide the GSA with BSP link access.

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Article 9

Expenses

The GSA shall provide at its own expense, for the purpose of this business relationship hereby created, suitable premises, qualified staff, equipment, facilities and supervision. The GSA shall also take over the costs, as well as other investment necessary for the business premises and training/ education of staff.

Article 10

Equipment

Specific type equipment and stationery forms especially required by the Principal for its operations herein shall be provided by the Principal and remains Principal’s property.

Article 11

Communication costs

Liability for communication costs related to booking or reservation services referred to in this Agreement shall be payable by the GSA if such communication is provided via telephone, fax or internet.

The Principal will provide access to B2B CDP System.

Article 12

Instructions and Standards

The GSA shall at all times comply with directions and instructions given to it by the Principal or its authorized representatives concerning the services to be provided under the terms hereof and shall ensure that all its staff concerned shall be at all times familiar with all such directions and instructions as may be rendered from time to time.

In providing, the services required herein, the GSA shall observe and comply with all applicable laws and regulations and generally shall carry out its duties hereunder with all due efficiency and dispatch and to the standards required by the Principal.

Article 13

Principal’s right to maintain own office/Staff liaison

The Principal reserves the right to establish its own office and to station it own management and staff in the territory in any capacity at its own expense and the GSA undertakes to afford full facilities to and maintain all necessary liaison with such staff in carrying out their duties and responsibilities, provided that the duties of such management and staff do not prevent, restrict of inhibit the GSA in the performance of its duties described in this Agreement.

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Article 14

Information, reports and inspection of records

The GSA shall make the Principal aware of all relevant information concerning local laws, regulations and restrictions affecting the passage of aircraft and passengers including those relating to taxes, customs, immigration, currency and health and shall promptly advise any alteration thereto.

The GSA shall compile and render promptly to the Principal such statistics, returns and reports, as the Principal in respect of the GSA’s activities reasonably requires any under this Agreement.

The GSA shall at all reasonable times permit the authorized officials of the to inspect and check all GSA records’ documents and accounting transactions maintained on behalf of the principal relating to the Principal’s business. The Principal may make copies of such records or documents.

The GSA shall take all reasonable times permit the authorized officials of the Principal access to the premises of the GSA to inspect documents and property of the Principal held by the GSA.

The GSA must keep all records, accounts and documents held by the GSA on behalf of the Principal safe and available for the periods agreed with the Principal or according to local law, whichever is the greater.

Article 15

Designation of General Sales Agency

The Agent shall be entitled to describe itself as General Sales Agent of the Principal at its places of business and on commercial documents, advertisements, notices, publications, letterheads and similar items but shall in all cases qualify such description by prefixing the words General Sales Agent and subject to prior written approval by the Principal.

Article 16

Directory insertion and publicity

The GSA shall, if so requested by the Principal, arrange for the insertion in appropriate telephone and other directories, of the name of the Principal and the local address of the GSA and showing its own name as GSA if it so wishes. Any charge for such entries shall, when inserted at the principal’s request, be rechargeable by the Principal.

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Article 17

No action contrary to law

Nothing contained herein shall require the GSA to take any action contrary to law or contrary to any rule, resolution, regulation or agreement of the International Air Transport Association.

Article 18

Prohibited dealings

In matters arising out of this Agreement, the GSA shall not give credit to or deal with any person, firm or company to whom the Principal shall, from time to time, instruct it not to give credit or to deal.

Article 19

Exemption from failure to perform

The GSA shall be exempt from liability in respect of any failure to perform its obligations under this agreement is arising from any of the following causes:

i.	Labor disputes involving a complete or partial stoppage of work and strikes threatened or actual (whether of the employees of the GSA or of others on whom the GSA may be depending to fulfill this Agreement.)

ii.	Force majeure or any other cause beyond the control of the GSA including accidents to or failure of aircraft or any part thereof or any machinery or parts thereof used in connection therewith or in servicing or maintenance thereof; Provided that in the event of such stoppage or failure the GSA shall use its best endeavors to fulfill its obligations herein.

Article 20

Liability/ indemnity

Except as otherwise expressly stipulated in this Agreement and the schedules thereto, the Parties hereby indemnify each other from and against all actions, claims, losses, proceedings, costs, damages, charges and expenses which the other party may sustain, incur or pay by reason of any service the terms of this Agreement unless caused by misconduct or breach of duty on the part of the other Party or any of its employees or agents.

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Article 21

Applicable law

This Agreement shall be governing and interpretation in accordance by the laws of the Kingdom of Thailand.

Article 22

Jurisdiction

In the event of any dispute concerning the interpretation or application of this Agreement or concerning any rights or obligations arising there from, and no amicable can be reached, such dispute shall be referred to and finally settled by the competent court in the Kingdom of Thailand

Article 23

Legal proceedings

The GSA shall not take legal proceedings representative the name of the Principal without the consent in writing of the Principal such consent defends, settle, release, or discontinue any action or other legal proceedings or otherwise prejudicially affect the interests of the Principal.

Article 24

Warranty

The GSA shall not give any warranty representative the name of the Principal except where the same shall have been authorized by the Principal in written.

Article 25

Transfer of Agency/ Sub contraction of appointment

The GSA shall not assign, transfer or delegate its rights or responsibilities under this Agreement without the prior consent in writing of the Principal provided however, that it may subcontract the doing or performing of the acts, duties and obligations being properly and duly done or performed.

Article 26

Acceptance of other appointments

The GSA shall not accept other appointments as General Sales Agent or Passenger General Sales Agent by any other competing carrier without the prior written consent of the Principal, which consent shall not be withheld unreasonably.

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The rights of the GSA represent KR are limited to those granted by this agreement. The GSA shall not become General Sales Agent for any other airline unless written consent of KR is obtained. As a rule, KR will not consent to the additional appointment of direct competitors.

Article 27

Default

If the GSA at any time defaults in observing or performing any of the provisions of this Agreement or becomes the subject of bankruptcy proceedings or makes an assignment for the benefit of, or enters into any arrangement with its creditors, or goes into liquidation, or suffers any of its goods to be taken in execution or ceases to be in business for the purpose of the sale of air transportation, this Agreement may, at the sole option of the Principal and notwithstanding the provisions of the Agreement, be terminated forthwith and the Principal may forthwith take possession of any documents or other property of the Principal that is in the possession of the GSA. If the agreement cancelled or terminated before the agreement expired date, and deposit will not be refunded.

Article 28

Return of property

On the termination of this Agreement, howsoever occasioned, the GSA shall forthwith surrender to the Principal all property, material and matter of a permanent nature entrusted to it by the Principal and shall account for any deficiency therein.

Article 29

Confidentiality

The parties hereto shall take all practical measures to ensure that information concerning each other’s business results and activities are not revealed to any third party without the consent of the parties.

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Article 30

Regulations for GSA Staff Travel

a)	Duty travel

Requests by the GSA have to be made in writing, substantiating the reasons (the trip must be in the interest of the principal) and addressed to the competent KR’s official who is authorized to confirm the duty travel and issuance of the duty travel ticket.

b)	Vacation Flights

Tickets shall be issued in accordance with IATA. Application has to be addressed to the competent KR official.

Article 31

Notices

Any notice or other communication required or permitted to be given herein shall be sufficient if sent by mail, courier letter, telegram or tealeaf by one party to the other, as follows:

i)	If to the Principal: Cambodia Airways

[contact]

Tel:

E-mail:

ii)	If to the GSA:

[contact]

Tel:

E-mail:

Article 32

Modifications

Modifications of, or additions to this Agreement, must be approved in writing by the responsible official of both parties and shall, thereafter, be attached to this Agreement as “Amendments”.

Article 33

Counterparts

This Agreement shall be executed in the form of two counterparts, each executed by one of the Parties, and it has the same effect as if the signatures of the counterparts were on a single copy of the Agreement.

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IN WITHNESS WHEREOF, the Parties hereto have executed this Agreement as of the date has written in the Article 2 above.

CAMBODIA AIRWAYS CO., LTD	[agency company]

[signatory]	[signatory]
[position]	[position]
Date:	Date:

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ANNEX A

REMUNERATION of THE GSA

For all sales by the GSA of the PRINCIPAL’s Air services in the Territory, and provided that such sales are regular and have complied with the requirements, procedures and instructions herein, GSA shall be remunerated as specified as below:

Commission

Principal at their discretion may assign best commission for any tickets issued by the GSA on behalf of Principal in the territory.

●	7% commission on GSA Direct sales

●	3% standard IATA overriding commission on all monthly BSP Sales (Excluding GSA Direct sales).

●	Monthly service fee NIL for the Working Place, Operating staff, and monthly revenue with assistance fee

ANNEX B

ACCOUNTING & DEPOSIT

ACCOUNTANCY PROCEDURE AND TRANSFER

1.	The settlement shall be done every month. The sales report shall send to the Principal by the end of every month and the payment is flexible currency it’s could be USD and could be THB by principal Finance.

2.	When GSA transfers the fund into PRINCIPAL’s bank statement, GSA shall pay the remittance charge.

3.	GSA shall make tickets refunds in accordance with the tariffs, rules, regulations and instructions issued by Principal.

4.	GSA will be responsible to settle booking payment on behalf of all other registered agents in the territory. GSA will be responsible to collect the payment amount from the respective agents.

5.	The GSA shall remit in USD or other currency as required by the PRINCIPAL to ensure the credit shell remains at or above the minimum balance required.

DEPOSIT

1.	Currently there are only channel B2B provided by KR, GSA just need to place deposit (minimum amount USD1000 per time) to KR account, so that GSA will be allowed to sell through KR’s sales channel B2B.

2.	After termination of the Agreement and after settlement of all accounts, PRINCIPAL shall release the deposit and refund the deposit base on the balance.

3.	Principal shall have the right to modify the standard of deposit (the deposit according to Principal business) at any time upon monthly review of volume of business.

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